UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2024

SHF Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-40524	90-2409612
(Commission File Number)	(IRS Employer Identification No.)

1526 Cole Blvd., Suite 250

Golden, Colorado 80401

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (303) 431-3435

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Class A Common Stock, $0.0001 par value per share	SHFS	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	SHFSW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 21 and 26, 2024, SHF Holdings, Inc. (the “Company”) entered into amended employment agreements with Tyler Beuerlein, the Company’s Chief Strategic Business Development Officer, and Daniel Roda, the Company’s current Chief Operating Officer and Executive Vice President. These amended agreements were collectively intended to restructure the relevant executive’s compensation to better align with the Company’s revenue performance, to facilitate business continuity, and to stagger contract expirations to better accommodate the Company’s public reporting schedule.

Original Employment Agreements

As furnished and further described in the Company’s Current Report on Form 8-K filed with the SEC on August 22, 2023, the Company entered into an Executive Employment Agreement with Mr. Beuerlein on August 16, 2023.

The Company entered into an Executive Employment Agreement with Mr. Roda on November 15, 2022 in connection with its acquisition of Rockview Digital Solutions, Inc. d/b/a Abaca, the form of which agreement was included as an exhibit to that certain Agreement and Plan of Merger by and among the Company, SHF Merger Sub I Inc., SHF Merger Sub II LLC, Rockview Digital Solutions, Inc. d/b/a Abaca, and Mr. Roda (as in the Company’s Rockview Digital Solutions, Inc. d/b/a Abaca ), furnished on the Company’s Current Report on Form 8-K filed with the SEC on October 31, 2022.

Summaries of the executive employment agreements for Mr. Beuerlein and Mr. Roda can be found in Amendment No.1 to the Company’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on May 10, 2024. In addition, the Company’s original employment agreement with Mr. Roda is filed as Exhibit 10.1 to this Current Report on Form 8-K and are incorporated by reference herein.

Employment Agreement Amendments

Under the terms of the amendment to Mr. Beuerlein’s Executive Employment Agreement, he will continue to serve as the Company’s Chief Strategic Business Development Officer through February 8, 2025, a term that remains unchanged. As compensation, Mr. Beuerlein will receive a reduced annual base salary of $250,000, which may be supplemented through an incentive plan rewarding increases in Company’s service income from the 2023 fourth quarter. Service income includes income derived from the Company’s deposit, activity and onboarding services and investments.

The amendment to Mr. Roda’s Employment Agreement extends the term of his employment through June 30, 2025, as well as transitioning Mr. Roda into the newly created role of Chief Credit Officer. As compensation, Mr. Roda will receive a reduced annual base salary of $250,000, which may be supplemented through an incentive plan rewarding increases in Company’s loan interest income from the 2023 fourth quarter. Loan interest income includes revenue derived from the Company’s credit services.

In addition, each of the amendments contain a provision that, effective August 1, 2024, deletes and replaces Section 4(b) of the original agreements such that all paid time off (“PTO”) that each of Mr. Roda and Mr. Beuerlein accrued through August 1, 2024, but had not taken, shall be paid to each of them during the month of August 2024. As a result, no PTO shall accrue or be paid out at the time of termination of each individual’s employment with the Company for any reason.

The foregoing description of the amendments to Messrs. Roda’s and Beuerlein’s original employment agreements is only a summary and is qualified in its entirety by reference to the full text of such amendments, which are filed as Exhibits 10.2 and 10.3, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit
10.1	Employment Agreement dated November 15, 2022, and executed between the Company and Dan Roda
10.2	Amendment to Employment Agreement dated August 1, 2024, between the Company and Dan Roda
10.3	Amendment to Employment Agreement dated August 1, 2024, between the Company and Tyler Beuerlein
104	Cover Page Interactive Data File (Embedded within the Inline XBRL document and included in Exhibit)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHF HOLDINGS, INC.

Date: August 27, 2024	By:	/s/ Sundie Seefried
Chief Executive Officer